Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2010 RESULTS
Finished Fiscal 2010 with Strong Earnings and Cash Flow;
Orders and Backlog Support Expectations for Business Growth in 2011
DAYTON, OHIO, October 6, 2010...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.45 for its fiscal fourth quarter ended August 31, 2010 and $1.01 for the full fiscal year, or $0.53 and $1.09, respectively, before fourth quarter restructuring charges. The Company reported DEPS of $0.39 in the prior year fourth quarter and $1.66 in the prior full year.
“Our strong earnings in the fourth quarter reflect in part the continued improvements in business conditions that began earlier this year, especially in energy markets,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Order rates continue to trend up in each of our business platforms, and we are converting these orders to more profitable sales. We expect our higher backlog levels, along with recent restructuring activities and other business initiatives, to contribute to even stronger results next year.”
Robbins & Myers had fourth quarter 2010 orders of $190 million, 55% higher than the comparable prior year period, and sales of $178 million, 15% higher. Backlog expanded sequentially for the fourth consecutive quarter, and fiscal 2010 ending backlog of $175 million is the highest level in 18 months. The Company reported fourth quarter 2010 earnings before interest and taxes (EBIT) of $22 million, 46% higher than the prior year quarter, despite of incurring nearly $3 million of restructuring charges in its Process Solutions Group. Before these special charges, operating margins grew 410 basis points to 13.6%. Cash flow from operating activities was $31 million in the quarter, higher than the $27 million generated in the prior year fourth quarter.
Full year 2010 orders of $641 million were 16% higher than the prior year due to recovery in the Company’s end markets. Sales of $585 million were 9% lower due to the prior year benefiting from a large beginning backlog of orders. The Company had full year EBIT of $51 million in 2010, including nearly $3 million of restructuring charges, and reported operating margins of 9.2% versus 11.6% in the prior year. Robbins & Myers generated $88 million of cash from operating activities in 2010, 71% higher than the prior year and nearly matching 2008 record levels.
“We started 2010 with difficult business conditions and a strong commitment to control costs, investments and working capital,” said Mr. Wallace. “As a result, we created significant cash flow throughout the year and repaid all of our debt. Profits accelerated when business levels improved in the second half of the year. We also preserved and funded those programs vital to the long-term success of Robbins & Myers.
“We expect recent favorable market trends to continue into fiscal 2011. Demand for our energy products remains robust, industrial demand is improving, and we expect to see a continued slow recovery in demand for capital goods serving Western chemical markets. Enterprise initiatives will be focused primarily on growth, including improving sales, product management and aftermarket capabilities; commercializing new products; and, increasing strategic activities. We will continue to create a more competitive cost structure through lean activities and other targeted programs. Robbins & Myers is well-positioned to execute its long-term strategy of profitable growth to create shareholder value.”
The Company expects fiscal 2011 DEPS of $1.45-$1.65 and first quarter DEPS of $0.25-$0.35, without the cost of restructuring actions. These forecasts also exclude the financial impact from the separately-announced proposed acquisition of T-3 Energy Services, Inc.
Fourth Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
In January 2010, the Company announced a realignment of its businesses that included moving its Chemineer US and Asian operations from the Process Solutions Group to the Fluid Management Group. All results included in this press release have been adjusted to reflect the new operating and reporting structure. A recasting of quarterly segment results for fiscal 2007 through 2009 can be viewed in the “Investor Presentations” page of the “Investor Relations” section of the Company’s website, www.robn.com.
The Company’s Fluid Management segment reported orders of $100 million, up 72%, due primarily to strength in energy markets. Sales of $93 million were 37% higher, and EBIT doubled to $25 million. EBIT margins of 26.6% were 850 basis points higher than the prior year. Ending backlog of $58 million is the highest since the first half of fiscal 2009.
The Process Solutions segment reported orders of $55 million, 52% higher than the trough levels of a year ago. Demand for capital goods in Western chemical markets remains weak, while demand in Asian markets is favorable. Sales of $46 million were 8% lower, and the business had breakeven EBIT without $2.8 million of restructuring costs in the fourth quarter of 2010. In the prior year, the business reported $1 million of EBIT. Ending backlog of $79 million is the highest since the first quarter of fiscal 2009.
The Romaco segment had orders of $35 million, an increase of 24%. Backlog increased 23% to $38 million, excluding from the prior year backlog the $9 million order that was originally recorded in fiscal 2006 and cancelled in the second quarter of fiscal 2010. Sales increased 5% to $38 million, and EBIT declined 20% to $3 million.
Conference Call to Be Held Today, October 6 at 3:00 PM (Eastern)
A conference call to discuss these results, as well as Robbins & Myers’ proposed acquisition of T-3 Energy Services, Inc., has been scheduled for 3:00 PM Eastern on Wednesday, October 6, 2010. The call can be accessed at www.robn.com or by dialing 866-713-8565 (US/Canada) or +1-617-597-5324, using conference ID #53995824. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #66648343.

About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers various non-GAAP measures. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. A reconciliation of EBIT to net income is included in our Condensed Consolidated Income Statement. A reconciliation of diluted earnings per share is provided later in this release. EBIT is not a measure of cash available for use by the Company.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; our ability to realize the benefits of our restructuring programs; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and the performance of our business in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	August 31, 2010	August 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$149,213	$108,169
Accounts receivable	115,387	114,191
Inventories	97,939	105,772
Other current assets	7,589	11,573
Deferred taxes	14,164	12,519

Total Current Assets	384,292	352,224

Goodwill & Other Intangible Assets	264,106	273,476
Deferred Taxes	33,932	26,477
Other Assets	10,091	9,490
Property, Plant & Equipment	124,600	135,187

	$817,021	$796,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$66,562	$55,918
Accrued expenses	90,345	68,059
Current portion of long-term debt	192	30,194

Total Current Liabilities	157,099	154,171

Long-Term Debt — Less Current Portion	93	265
Deferred Taxes	42,568	44,194
Other Long-Term Liabilities	126,237	115,113
Shareholders’ Equity	491,024	483,111

	$817,021	$796,854

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2010	2009	2010	2009

Sales	$178,397	$155,187	$584,694	$640,358
Cost of sales	117,791	105,235	387,746	415,861

Gross profit	60,606	49,952	196,948	224,497
SG&A expenses	36,324	35,208	143,306	150,129
Other expense	2,764	—	2,764	—

Income before interest and income taxes	21,518	14,744	50,878	74,368
Interest (income) expense, net	(211)	140	195	382

Income before income taxes	21,729	14,604	50,683	73,986
Income tax expense	6,587	1,537	16,536	17,412

Net income including noncontrolling interest	15,142	13,067	34,147	56,574
Less: Net income attributable to noncontrolling interest	330	260	950	1,210

Net income attributable to Robbins & Myers, Inc.	$14,812	$12,807	$33,197	$55,364

Net income per share:
Basic	$0.45	$0.39	$1.01	$1.67
Diluted	$0.45	$0.39	$1.01	$1.66

Weighted average common shares outstanding:
Basic	32,953	32,853	32,924	33,227
Diluted	33,045	32,941	33,004	33,261

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended			Twelve Months Ended
	August 31,		August 31,	August 31,		August 31,
(in thousands)	2010		2009	2010		2009

Customer Sales
Fluid Management	$93,481		$67,992	$308,452		$327,935
Process Solutions	46,443		50,510	169,741		199,410
Romaco	38,473		36,685	106,501		113,013

Total	$178,397		$155,187	$584,694		$640,358

Income Before Interest and Income Taxes (EBIT) (2)
Fluid Management	$24,858		$12,328	$75,329		$79,988
Process Solutions	(2,653	)(1)	1,101	(8,737	)(1)	8,569
Romaco	3,021		3,757	3,960		2,292
Corporate and Eliminations	(3,708)		(2,442)	(19,674)		(16,481)

Total	$21,518		$14,744	$50,878		$74,368

Depreciation and Amortization
Fluid Management	$1,977		$2,239	$7,988		$8,275
Process Solutions	885		1,216	5,049		5,481
Romaco	564		530	2,289		2,013
Corporate and Eliminations	73		97	304		457

Total	$3,499		$4,082	$15,630		$16,226

Orders
Fluid Management	$99,665		$57,926	$332,619		$274,662
Process Solutions	55,295		36,348	189,329		176,648
Romaco	34,542		27,862	119,372		103,039

Total	$189,502		$122,136	$641,320		$554,349

Backlog
Fluid Management	$58,127		$35,089	$58,127		$35,089
Process Solutions	78,671		59,749	78,671		59,749
Romaco	38,276		40,139	38,276		40,139

Total	$175,074		$134,977	$175,074		$134,977

(1)	Includes restructuring costs of $2.8 million related to employee termination benefits at our German facility.

(2)	EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands)	2010	2009	2010	2009

Operating activities:
Net income including noncontrolling interest	$15,142	$13,067	$34,147	$56,574
Depreciation and amortization	3,499	4,082	15,630	16,226
Other, net	12,728	9,626	38,706	(20,940)

Cash provided by operating activities	31,369	26,775	88,483	51,860

Investing activities:
Capital expenditures	(3,905)	(4,780)	(10,611)	(17,694)
Proceeds from asset sales	1,370	—	2,464	—
Acquisition of business, net of cash acquired	—	(2,325)	—	(2,325)

Cash used by investing activities	(2,535)	(7,105)	(8,147)	(20,019)

Financing activities:
Payments of long-term debt, net	(517)	(133)	(30,174)	(3,168)
Share buyback program	—	—	—	(39,114)
Dividends paid	(1,414)	(1,314)	(5,529)	(5,243)
Other, net	(833)	1,146	(194)	2,392

Cash used by financing activities	(2,764)	(301)	(35,897)	(45,133)
Exchange rate impact on cash	446	254	(3,395)	(1,944)

Increase (decrease) in cash	26,516	19,623	41,044	(15,236)
Cash at beginning of period	122,697	88,546	108,169	123,405

Cash at end of period	$149,213	$108,169	$149,213	$108,169

ROBBINS & MYERS, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (DEPS) TO DILUTED EARNINGS PER SHARE EX- RESTRUCTURING COSTS
     (Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2010	2009	2010	2009

Net income attributable to Robbins & Myers, Inc.	$14,812	$12,807	$33,197	$55,364

Special items:
Process Solutions segment
Restructuring costs	2,764	—	2,764	—

Net income ex-restructuring costs attributable to Robbins & Myers, Inc.	$17,576	$12,807	$35,961	$55,364

Diluted EPS	$0.45		$1.01
Per share effect of restructuring costs above	0.08		0.08

Diluted EPS ex-restructuring costs	$0.53		$1.09